Exhibit 3.23(a)

ARTICLES OF INCORPORATION

To:	The Recorder of Deeds, D.C.
Washington, D.C.

We, the undersigned natural persons of the age of twenty-one years or more, acting as incorporators of a corporation under Title 29, Chapter 9 of the Code of Laws of the District of Columbia, adopt the following Articles of Incorporation for such corporation:

FIRST: The name of the corporation is Opportunity Concrete Corporation.

SECOND: The period of its duration is perpetual.

THIRD: The purpose or purposes for which the corporation is organized are to buy, manufacture and sell ready mixed concrete, sand, gravel, cement, and other ingredients, products or materials used in building or construction, and to transport and deliver such items and to lease, buy, sell, operate, and deal in machinery and equipment of all kinds relevant to such items and services and to provide opportunity for minority group members to have at least fifty percent ownership, or to exercise fifty percent or more effective control over the management process, or both, of a substantial business enterprise in the field of construction supply in the metropolitan area of Washington, D.C., and for any other lawful business or purpose.

FOURTH: The aggregate number of shares which the corporation is authorized to issue is five hundred shares, of one class (common) with a par value of $100 per share.

FIFTH: The preferences, qualifications, limitations, restrictions and special or relative rights in respect to the shares are that at least fifty percent of the shares outstanding shall be owned by minority group members.

SIXTH: The corporation will not commence business until at least one thousand dollars has been received by it as consideration for the issuance of shares.

SEVENTH: The provisions limiting or denying to shareholders the preemptive right to acquire additional shares of the corporation are: “None”.

EIGHTH: The provisions for the regulation of the internal affairs of the corporation are: “None”.

NINTH: The address, including street and number, of the initial registered office of the corporation is 340 10th Street, N.E., Washington, D.C. 20002 and the name of the initial registered agent at such address is Roger T. Pierce. The address, including street and number, if any, where it conducts its principal business is 3060 K Street, N.W., Washington, D.C. 20007.

TENTH: The number of directors constituting the initial board of directors of the corporation is three and the names and addresses, including street and number, if any, of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are:

NAME	ADDRESS
George H. Johnson Roger T. Pierce Harry C. Robinson	519 Able Ave., Capitol Hts, Md. 20027 340 10th St. N.E., Washington, D.C. 20002 9808 Ashburton Lane, Bethesda, Md. 20034

ELEVENTH: The name and address, including street and number, if any, of each incorporator is:

NAME	ADDRESS
George H. Johnson Roger T. Pierce Harry C. Robinson	519 Able Ave., Capitol Hts, Md. 20027 340 10th St. N.E., Washington, D.C. 20002 9808 Ashburton Lane, Bethesda, Md. 20034

Date: November 25, 1975

/s/ GEORGE H. JOHNSON

George H. Johnson

/s/ ROGER T. PIERCE

Roger T. Pierce

/s/ HARRY C. ROBINSON

Harry C. Robinson

3